EXECUTION COPY



                                LOCK-UP AGREEMENT


      LOCK-UP AGREEMENT, dated as of October 17, 2002, by and among Sirius Satellite Radio Inc., a Delaware corporation (the "Company"), Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF"), Apollo Overseas Partners IV, L.P., a Cayman Islands limited partnership ("AOP", and together with AIF, "Apollo"), Blackstone CCC Capital Partners L.P., a Delaware limited partnership ("BCC"), Blackstone CCC Offshore Capital Partners L.P., a Cayman Islands limited partnership ("BCO"), Blackstone Family Investment Partnership III L.P., a Delaware limited partnership ("BF"), LJH Partners, LP, a Delaware limited partnership ("LJH"), Robert C. Fanch Revocable Trust ("Fanch"), BCI Investments II, LLC, a Delaware limited liability company ("BCI", and together with BCC, BCO, BF, LJH and Fanch, "Blackstone"), Space Systems/Loral, Inc., a Delaware corporation ("SS/L"), Lehman Commercial Paper Inc., a Delaware corporation ("LCPI") and the undersigned beneficial owners (or investment managers or advisors for the beneficial owners) of the Notes (as defined below) identified on Schedule A to this Agreement on the date of this Agreement and each other beneficial owner (or investment managers or advisors for the beneficial owners) of Notes that executes a counterpart signature page to this Agreement after the date of this Agreement as provided in Section 27 (collectively, the "Noteholders," and each, individually, a "Noteholder").

      For purposes hereof, all references in this Agreement to Noteholders or parties that are "signatories to this Agreement" shall mean, as of any date of determination, those Noteholders or parties, as the case may be, who executed and delivered this Agreement as an original signatory on or before the date of this Agreement, together with those additional Noteholders or parties, as the case may be, who after the date of this Agreement but, on or before such date of determination, become party to this Agreement by executing and delivering counterpart signature pages as provided in Section 27. After the date of this Agreement, when Noteholders become signatories to this Agreement, Schedule A shall be updated to include the Notes held by such Noteholder. To the extent Apollo, Blackstone, SS/L and Oppenheimer and/or their affiliates and LCPI are also the beneficial holders of Notes, references to "Noteholders" shall also include such parties in their capacity as such.

      WHEREAS, the Company, Apollo, Blackstone, LCPI, SS/L and the Noteholders have engaged in good faith negotiations with the objective of restructuring the debt and equity capital structures of the Company (the "Restructuring"), substantially as reflected in the Restructuring Term Sheet (as defined below) which sets forth the terms and conditions of (i) the Exchange Offer, (ii) the Consent Solicitation, (iii) the Preferred Stock Exchange, (iv) the Common Stock Purchase, (v) the Proxy Solicitation and (vi) the Prepackaged Plan (each as defined in the Restructuring Term Sheet); and

      WHEREAS, the Company, Apollo, Blackstone, LCPI, SS/L and the Noteholders desire that the Company conduct the Exchange Offer, the Consent Solicitation and the Proxy Solicitation as soon as practicable on the terms described in the Restructuring Term Sheet to accomplish the Restructuring, or, if necessary under the terms of the Restructuring Term Sheet, that the Company commence a case under Chapter 11 of the Bankruptcy Code in the United


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States Bankruptcy Court for the Southern District of New York to accomplish the
Restructuring through the confirmation of the Prepackaged Plan (the "Prepackaged Proceeding").

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties signatory to this Agreement hereby agrees as follows:

1.    Definitions.  Capitalized terms used and not defined in this Agreement
      -----------
have the meaning ascribed to them in the Restructuring Term Sheet, and the following terms shall have the following meanings:

      "A/B Purchasers" means Apollo and Blackstone.

      "Agreement" means this Lock-Up Agreement, including the Schedules, Annexes and Exhibits hereto (including any agreements incorporated herein or therein), all of which are incorporated by reference herein.

      "Common Stock" means the common stock, par value $0.001 per share, of the Company.

      "Convertible Subordinated Notes" means the 8 3/4% Convertible Subordinated Notes due 2009, in a currently outstanding aggregate principal amount of $16,461,000, issued by the Company pursuant to the Convertible Subordinated Notes Indenture.

      "Convertible Subordinated Notes Indenture" means the Indenture and the First Supplemental Indenture (as amended, modified or supplemented from time to time), each dated as of September 29, 1999, between the Company and U.S. Trust Company of Texas, as trustee.

      "Creditors" means each of the Noteholders, LCPI and SS/L.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

      "Indenture Amendments" means an amendment to each of the Indentures, which, among other things, deletes substantially all of the restrictive covenants contained in each of the Indentures.

      "Indentures" means the Senior Secured Discount Notes Indenture, the Senior Secured Notes Indenture and the Convertible Subordinated Notes Indenture.

      "Informal Creditors' Committee" means the informal committee of creditors that has negotiated the terms of the Restructuring with the Company, consisting of LCPI, SS/L and the following Noteholders: Continental Casualty Company, Stonehill Capital Management LLC, Redwood Asset Management, Farallon Capital Management, LLC, Dreyfus, The Huff Alternative Fund, L.P.

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      "Lehman Credit Facility" means that certain existing $150,000,000 senior secured credit facility evidenced by the Term Loan Agreement (as amended, modified or supplemented from time to time), dated as of June 1, 2000, among the Company, as borrower, the several lenders from time to time parties thereto, Lehman Brothers Inc., as arranger, and LCPI, as syndication agent and administrative agent.

      "Material Adverse Change" means (i) any change, event or effect that is materially adverse to the operations or financial condition of the Company and its subsidiaries (taken as a whole); (ii) any material degradation in the performance of the Company's satellite radio system following the date hereof; or (iii) the Company receives a written notice from any of DaimlerChrysler AG, Ford Motor Company, BMW of North America LLC or Kenwood Corporation or any of their respective affiliates indicating that the Company has failed to satisfy the requirements, if any, contained in agreements with such car or radio manufacturer and, as a result of such failure, such car or radio manufacturer will not introduce, or will materially delay the introduction of, the Company's product or will materially reduce the planned availability of the Company's product; provided that the filing of the Prepackaged Proceeding shall not constitute a Material Adverse Change; and provided further that a change shall not be considered to be a Material Adverse Change if (x) its effect is not likely to last beyond the term of this Agreement; or (y) it arises from actions required to be taken by the Company pursuant to this Agreement; and provided further that if the Common Stock Purchase is consummated, no Material Adverse Change shall be deemed to have occurred.

      "Minimum Tender Condition" means the condition to the consummation of the Exchange Offer that there be validly tendered and not withdrawn not less than
(i) 97% in aggregate principal amount of the Outstanding Indebtedness and (ii) 90% in aggregate principal amount of the Convertible Subordinated Notes; provided however, that, upon the written instruction of the Required Creditors, the Minimum Tender Condition shall be reduced to not less than 90% in aggregate principal amount of the Outstanding Indebtedness (which instruction may lower or eliminate any minimum requirement with respect to the Convertible Subordinated Notes).

      "Notes" means the Senior Secured Discount Notes, the Senior Secured Notes and the Convertible Subordinated Notes.

      "Outstanding Indebtedness" means all indebtedness outstanding under the Notes, the SS/L Credit Agreement and the Lehman Credit Facility.

      "Person" means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, governmental unit or other entity.

      "Preferred Holders" means, collectively, Apollo and Blackstone.

      "Preferred Stock" means the Company's 9.2% Series A Junior Cumulative Convertible Preferred Stock, 9.2% Series B Junior Cumulative Convertible Preferred Stock and 9.2% Series D Junior Cumulative Convertible Preferred Stock.

      "Required Creditors" means holders of a majority in aggregate principal amount of, and accrued interest on, the Outstanding Indebtedness.

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      "Restructuring Term Sheet" means that certain Restructuring Term Sheet attached hereto as Annex A which sets forth the material terms and conditions of the Restructuring.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Senior Secured Discount Notes" means the 15% Senior Secured Discount Notes due 2007 in the aggregate principal amount at maturity of $280,430,000 issued by the Company pursuant to the Senior Secured Discount Notes Indenture.

      "Senior Secured Discount Notes Indenture" means the Indenture (as amended, modified or supplemented from time to time), dated as of November 26, 1997, between the Company (formerly known as CD Radio Inc.), as issuer, and The Bank of New York (as successor to IBJ Schroder Bank & Trust Company), as trustee.

      "Senior Secured Notes" means the 14 1/2% Senior Secured Notes due 2009 in the aggregate principal amount of $200,000,000 issued by the Company pursuant to the Senior Secured Notes Indenture.

      "Senior Secured Notes Indenture" means the Indenture (as amended, modified or supplemented from time to time), dated as of May 15, 1999, between the Company, as issuer, and United States Trust Company of New York, as trustee.

      "SS/L Credit Agreement" means the Deferral Credit Agreement (as amended, modified or supplemented from time to time), dated as of April 15, 1999, by and between the Company (formerly known as CD Radio Inc.) and SS/L, as lender.

      "Special Committee of the Board of Directors" means the special committee of the Board of Directors of the Company formed to evaluate certain aspects of the Restructuring and consisting of Lawrence F. Gilberti, James P. Holden and Joseph V. Vittoria.

      "Transfer" means to directly or indirectly (i) sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in or (ii) enter into an agreement, commitment or other arrangement to sell, pledge, assign, encumber, grant an option with respect to, transfer or dispose of any participation or interest (voting or otherwise) in, or the act thereof.

     2.   Agreement to Complete the Restructuring. Subject to the terms and
          ---------------------------------------
conditions of this Agreement, the parties to this Agreement agree to use commercially reasonable best efforts to complete the Restructuring through the Exchange Offer, the Consent Solicitation, the Preferred Stock Exchange, the Common Stock Purchase and the Proxy Solicitation, as each is described in the Restructuring Term Sheet; or, alternatively, if the Minimum Tender Condition is not satisfied or waived or the Company is otherwise not able to consummate the Exchange Offer but the required consents of holders of the Outstanding Indebtedness and the Preferred Holders are received to confirm the Prepackaged Plan, then through the Prepackaged Plan in accordance with the terms of the Restructuring Term Sheet. The obligations of the parties hereunder are several and not joint nor joint and several and no party hereto shall be responsible for the failure of any other party hereto to perform its obligations hereunder.

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     3.  The Company's Obligations to Support the Restructuring. (a) The Company
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agrees to use its commercially reasonable best efforts to commence the Exchange
Offer, the Consent Solicitation and the Proxy Solicitation as promptly as practicable, to do all things reasonably necessary and appropriate in furtherance thereof, including filing any related documents with the Securities and Exchange Commission, and to use its commercially reasonable best efforts to complete the same within 45 business days of the date of commencement of the Exchange Offer.

        (b) The Company agrees that it will not waive the Minimum Tender Condition without the prior written consent of the Board of Directors, the Required Creditors and the A/B Purchasers.

        (c) If all of the conditions to the Exchange Offer are not satisfied or waived by March 15, 2003, but the required consents of holders of the Outstanding Indebtedness and the Preferred Holders are received to confirm the Prepackaged Plan, then on such date (or such earlier or later date as the Required Creditors may agree), the Company shall file the Prepackaged Proceeding and seek confirmation of the Prepackaged Plan.

        (d) The Company shall not, without the prior written consent of the Required Creditors and the A/B Purchasers: (i) initiate any exchange offer for the Notes and/or the term loans under the Lehman Credit Facility and the SS/L Credit Agreement, except the Exchange Offer described in the Restructuring Term Sheet; (ii) otherwise seek to restructure or recapitalize the Company except through the Restructuring in accordance with the Restructuring Term Sheet; or
(iii) dispose of assets outside the ordinary course of business or engage in any business combination or similar extraordinary transaction; provided that, without the prior written consent of each Noteholder and each of LCPI, SS/L and each of the Preferred Holders, there shall be no alteration that adversely affects such party in a manner inconsistent with the other Creditors.

        (e) Subject to the terms and conditions of this Agreement, the Company shall consummate the Common Stock Purchase concurrently and in connection with and conditioned upon the consummation of the Restructuring on the terms set forth in the Restructuring Term Sheet and will agree to register for resale the shares of Common Stock purchased in the Common Stock Purchase with a view toward liquidity of such Common Stock on the closing date thereof.

        (f) Subject to the terms and conditions of this Agreement and in consideration of the Preferred Holders' participation in the Preferred Stock Exchange and the Common Stock Purchase, the Company shall issue to the Preferred Holders warrants (the "Apollo/Blackstone Warrants") to purchase additional shares of Common Stock concurrently and in connection with and conditioned upon the consummation of the Restructuring on the terms set forth in the Restructuring Term Sheet.

        (g) Subject to the terms and conditions of this Agreement, the Company shall use its best efforts to take all necessary action to effect a restructuring of its board of directors concurrently and in connection with and conditioned upon the consummation of the Restructuring on the terms set forth in the Restructuring Term Sheet.

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        (h) The Company further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is inconsistent with, or that would unreasonably delay the consummation of, the Restructuring.

        (i) Nothing in this Agreement shall be deemed to prevent the Company from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Company owes to any other Person; it being understood and agreed that if any such action (or failure to act) results in (i) an alteration of the terms of the Restructuring not permitted by Section 10 or (ii) the Company giving written notice of its intent to terminate this Agreement pursuant to Section 11(vii), this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement, other than the obligations of the Company contained in Sections 13 and 30, shall terminate and expire.

     4. LCPI's and SS/L's Obligations to Support the Restructuring.  Subject to
        ----------------------------------------------------------
the terms and conditions of this Agreement:

        (a) LCPI agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to: (i) tender for cancellation and termination all of the outstanding term loans under the Lehman Credit Facility pursuant to and in accordance with the Exchange Offer within ten business days following the commencement of the Exchange Offer; (ii) vote to accept the Prepackaged Plan within ten business days following the commencement of the Exchange Offer; (iii) vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet; and (iv) subject to the terms of the Restructuring Term Sheet, not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms.

        (b) SS/L agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to: (i) tender for cancellation and termination all of the outstanding term loans under the SS/L Credit Agreement pursuant to and in accordance with the Exchange Offer within ten business days following the commencement of the Exchange Offer; (ii) vote to accept the Prepackaged Plan within ten business days following the commencement of the Exchange Offer; (iii) vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet; and (iv) subject to the terms of the Restructuring Term Sheet, not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms.

        (c) Each of LCPI and SS/L agrees, so long as this Agreement remains in effect, not to Transfer any of the term loans under the Lehman Credit Facility or the SS/L Credit Agreement, in whole or in part, or any participation or other interest therein, unless the beneficial owner(s) to whom the term loans are being Transferred (the "Transferee") agrees in writing to be bound by the terms of this Agreement. In the event that LCPI or SS/L Transfer any of such term loans, as a condition precedent to such Transfer, each of LCPI and SS/L agrees to cause the Transferee to execute and deliver a joinder agreement in customary form confirming the agreement of such Transferee to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect. In the event that the Company's consent is required for any

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Transfer of the term loans under the Lehman Credit Facility or the SS/L Credit
Agreement, the Company hereby agrees to grant such consent promptly in accordance with the requirements of this Agreement. Any Transfer of the term loans in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

        (d) Each of LCPI and SS/L agrees that it will (i) not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the outstanding term loans under the Lehman Credit Facility or the SS/L Credit Agreement other than the Exchange Offer; and (ii) permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments given in this Section 4 and the Restructuring Term Sheet.

        (e) Each of LCPI and SS/L further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, LCPI and SS/L agree that each shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that describes the Prepackaged Plan; (iii) vote for, consent to, support, intentionally induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company may propose and/or seek confirmation of a plan of reorganization for the Company; (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by the Company or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to one under Chapter 7.

        (f) Nothing in this Agreement shall be deemed to prevent LCPI or SS/L from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which LCPI or SS/L owes to any other Person, including any duties that may arise as a result of LCPI's or SS/L's appointment to any committee in the Prepackaged Proceeding or any other bankruptcy or insolvency proceeding.

        (g) Each of LCPI and SS/L further agrees that any Notes acquired by either of them following the date of this Agreement shall be subject to the terms and conditions of this Agreement relating to the Notes held by the Noteholders and shall be subject to the same treatment in the Restructuring as the Notes held by the Noteholders as of the date hereof.

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     5.  Noteholders' Obligations to Support the Restructuring.  Subject to the
         -----------------------------------------------------
terms and conditions of this Agreement:

        (a) Each Noteholder agrees with each of the other parties to this Agreement, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to: (i) tender its Notes pursuant to and in accordance with the Exchange Offer and the other terms and conditions of the Restructuring Term Sheet within ten business days following the commencement of the Exchange Offer; (ii) grant its consent pursuant to the Consent Solicitation and agree to the Indenture Amendments;
(iii) vote to accept the Prepackaged Plan within ten business days following the commencement of the Exchange Offer; (iv) vote to reject any plan of reorganization for the Company that does not contain the terms of the Restructuring substantially as set forth in the Restructuring Term Sheet; and
(v) subject to the terms of the Restructuring Term Sheet, not to withdraw or revoke any of the foregoing unless and until this Agreement is terminated in accordance with its terms. Each Noteholder acknowledges that by tendering its Notes in the Exchange Offer, it will be deemed to have delivered the consents required in the Consent Solicitation for the Indenture Amendments.

        (b) Each Noteholder agrees, so long as this Agreement remains in effect, not to Transfer any of the Notes held by it, in whole or in part, unless the Transferee agrees in writing to be bound by the terms of this Agreement. In the event that any Noteholder Transfers any of the Notes, as a condition precedent to such Transfer, each Noteholder agrees to cause the Transferee to execute and deliver a joinder agreement in customary form confirming the agreement of such Transferee to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect. In the event that the Company's consent is required for any Transfer of the Notes, the Company hereby agrees to grant such consent promptly in accordance with the requirements of this Agreement. Any Transfer of the Notes in violation of the foregoing shall be deemed ineffective to Transfer any right to accept or reject the Exchange Offer, to consent to or reject the Indenture Amendments, or to accept or reject the Prepackaged Plan, which right shall remain with and be exercised only by the purported transferor.

        (c) Each Noteholder agrees that it will (i) not vote for, consent to, provide any support for, participate in the formulation of, or solicit or encourage others to formulate any other tender offer, settlement offer, or exchange offer for the Notes other than the Exchange Offer; and (ii) permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments contained in this
Section 5 and the Restructuring Term Sheet, but not including information with respect to such Noteholder's specific ownership of Notes.

        (d) Each Noteholder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, each Noteholder agrees that it shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that describes the Prepackaged Plan; (iii) vote for, consent to, support, intentionally

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induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company may propose and/or seek confirmation of a plan of reorganization for the Company;
(v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by the Company or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to one under Chapter 7.

        (e) Nothing in this Agreement shall be deemed to prevent any Noteholder from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Noteholder owes to any other Person, including any duties that may arise as a result of any Noteholder's appointment to any committee in the Prepackaged Proceeding or any other bankruptcy or insolvency proceeding.

        (f) Each Noteholder further agrees that any Notes acquired by such Noteholder following the date of this Agreement shall be subject to the terms and conditions of this Agreement and shall be subject to the same treatment in the Restructuring as the Notes held by such Noteholder as of the date hereof.

   6.    Preferred Holders' Obligations to Support the Restructuring.  Subject
         -----------------------------------------------------------
to the terms and conditions of this Agreement:

        (a) Each Preferred Holder agrees with each of the other parties to this Agreement, in connection with and conditioned upon the consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, to tender for cancellation and termination all of the Preferred Stock held by such Preferred Holder in exchange for shares of Common Stock pursuant to and in accordance with the terms and conditions of the Restructuring Term Sheet.

        (b) Each Preferred Holder agrees with each of the other parties to this Agreement, in connection with and conditioned upon consummation of the Restructuring upon the terms set forth in the Restructuring Term Sheet, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company to attend such meeting in person or by his proxy and to vote in favor of the approval of the Restructuring (on the terms and conditions contemplated hereby).

        (c) Each Preferred Holder agrees, so long as this Agreement remains in effect, not to Transfer any of the shares of Preferred Stock held by it, in whole or in part, unless the Transferee agrees in writing to be bound by the terms of this Agreement. In the event that either of the Preferred Holders Transfer any of the Preferred Stock, as a condition precedent to such Transfer, each Preferred Holder agrees to cause the Transferee to execute and deliver a joinder agreement in customary form confirming the agreement of such Transferee to be bound by the terms of this Agreement for so long as this Agreement shall remain in effect. In the event that the Company's consent is required for any Transfer of the Preferred Stock, the Company hereby

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


agrees to grant such consent promptly in accordance with the requirements of this Agreement. Any Transfer of the Preferred Stock in violation of the foregoing shall be deemed ineffective to transfer any right to vote on the approval of the Restructuring or to accept or reject the Prepackaged Plan, which rights shall remain with and be exercised only by the purported transferors.

        (d) Each Preferred Holder agrees that it will permit public disclosure, including in a press release, of the contents of this Agreement, including, but not limited to, the commitments contained in this Section 6 and the Restructuring Term Sheet.

        (e) Each Preferred Holder further agrees that it will not object to, or otherwise commence any proceeding to oppose, the Restructuring and shall not take any action that is materially inconsistent with, or that would unreasonably delay the consummation of, the Restructuring in accordance with the terms of the Restructuring Term Sheet. Accordingly, so long as this Agreement is in effect, each Preferred Holder agrees that it shall not (i) object to confirmation of the Prepackaged Plan or otherwise commence any action or proceeding to alter, oppose or add any other provision to the Prepackaged Plan or any other documents or agreements consistent with the Prepackaged Plan; (ii) object to the approval of any disclosure statement that describes the Prepackaged Plan; (iii) vote for, consent to, support, intentionally induce or participate directly or indirectly in the formation of any other plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in any Chapter 11 case for the Company; (iv) commence or support any action or proceeding to shorten or terminate the period during which only the Company may propose and/or seek confirmation of a plan of reorganization for the Company; (v) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of winding up, liquidation, reorganization, merger, consolidation, dissolution or restructuring of the Company; or (vi) commence or support any action filed by the Company or any other party in interest to appoint a trustee, conservator, receiver or examiner for the Company, or to dismiss any Chapter 11 case, or to convert such Chapter 11 case to one under Chapter 7.

        (f) Nothing in this Agreement shall be deemed to prevent any Preferred Holder from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which the Preferred Holder owes to any other Person, including any duties that may arise as a result of any Preferred Holder's appointment to any committee in the Prepackaged Proceeding or any other bankruptcy or insolvency proceeding.

    7.    Additional Obligations to Support the Restructuring.  Subject to the
          --------------------------------------------------
terms and conditions of this Agreement:

        (a) Subject to Section 2 of this Agreement, each party to this Agreement agrees that so long as it is the legal owner or beneficial owner of all or any portion of either a referenced "claim" or referenced "interest" within the meaning of 11 U.S.C. ss.ss. 101, et seq. (each a "Claim"), it will: (i) take all reasonable steps to support the Prepackaged Plan, use its commercially reasonable best efforts to defend the adequacy of pre-petition disclosure and solicitation procedures in connection with the Prepackaged Plan and the Exchange Offer and, to the extent necessary, support the adequacy of any post-petition disclosure statement that may be required by the bankruptcy court and circulated in connection herewith or therewith; (ii) from and after the date hereof, not agree to, consent to, provide any support to, participate in the formulation of, or vote for any plan of reorganization or liquidation of the Company, other than the Prepackaged Plan; and (iii) agree to permit disclosure in the Prepackaged Plan or any document ancillary thereto (hereinafter a "Reorganization Document") or any necessary filings by the Company with the Securities and Exchange Commission (the "Commission") of the contents of this Agreement (excluding information with respect to any Noteholder's specific ownership of Notes).

        (b) Each party to this Agreement agrees that so long as it is a holder of all or any portion of a Claim, it shall not object to, or otherwise commence any proceeding to oppose or alter, the Prepackaged Plan or any other Reorganization Document and shall not take any action which is inconsistent with, or that would unreasonably delay or impede approval or confirmation of the Prepackaged Plan or any of the Reorganization Documents. Without limiting the generality of the foregoing, no party may directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, liquidation or restructuring of the Company that could reasonably be expected to prevent, delay or impede the confirmation of the Prepackaged Plan or approval of any Reorganization Document.

        (c) Each of the Noteholders, LCPI and SS/L agrees to waive its respective rights and remedies under the Senior Secured Notes Indenture, the Senior Secured Indenture, the Convertible Subordinated Notes Indenture, the Lehman Credit Facility and the SS/L Credit Agreement and related documents or applicable law in respect of or arising out of any "Default" (as defined in such documents) or "Event of Default" (as defined in such documents) arising under:
(i) the Senior Secured Discount Notes Indenture, (ii) the Senior Secured Notes Indenture, (iii) the Convertible Subordinated Notes Indenture, (iv) the term loan agreement evidencing the Lehman Credit Facility and (v) the SS/L Credit Agreement, in each case until this Agreement is terminated as provided in
Section 11. If this Agreement is terminated as provided in Section 11, the agreement of the Noteholders, LCPI and SS/L to waive shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination shall be to permit each of them to exercise any rights and remedies immediately; provided that nothing herein shall be construed as a waiver by the Company of any right it may have as a "debtor" under the Prepackaged Proceeding or other bankruptcy proceeding or by any Creditor to seek adequate protection retroactive to the date of filing of the Prepackaged Proceeding or other bankruptcy proceeding.

    8.    Obligations of Preferred Holders and Oppenheimer to Participate in the
          ----------------------------------------------------------------------
Common Stock Purchase.  Subject to the terms and conditions of this Agreement
---------------------
and the Restructuring Term Sheet:

        (a) Apollo agrees to subscribe for and purchase a number of shares equal to 2.5% of the Common Stock that would be outstanding after giving effect to the Restructuring if 100% of the Outstanding Indebtedness were exchanged for Common Stock in the Exchange Offer (expected to be 24,000,000 shares) from the Company for an aggregate purchase price of $25,000,000 in the Common Stock Purchase upon the earlier of the consummation of the Exchange Offer and the effectiveness of the Prepackaged Plan;

        (b) Blackstone agrees to subscribe for and purchase a number of shares equal to 2.5% of the Common Stock that would be outstanding after giving effect to the Restructuring if 100% of the Outstanding Indebtedness were exchanged for Common Stock in the Exchange Offer (expected to be 24,000,000 shares) from the Company for an aggregate purchase price of $25,000,000 in the Common Stock Purchase upon the earlier of the consummation of the Exchange Offer and the effectiveness of the Prepackaged Plan; and

        (c) Atlas Global Growth Fund, Clarington Global Equity Fund, Security Benefit Life Global Series Fund, Security Benefit Life Worldwide Equity Series D/VA, CUNA Global Series Fund/VA, JNL/Oppenheimer Global Growth Series VA, Oppenheimer Global Fund, TD Global Select Fund, Oppenheimer Global Securities Fund/VA, and Oppenheimer Global Growth & Income Fund/VA or their respective designees (collectively, "Oppenheimer", and together with Apollo and Blackstone, the "Purchasers"), agree to subscribe for and purchase an aggregate number of shares equal to 17% of the Common Stock that would be outstanding after giving effect to the Restructuring if 100% of the Outstanding Indebtedness were exchanged for Common Stock in the Exchange Offer (expected to be 163,200,000 shares) of Common Stock from the Company for an aggregate purchase price of $150,000,000 in the Common Stock Purchase upon the earlier of the consummation of the Exchange Offer and the effectiveness of the Prepackaged Plan; provided that, in no event may Oppenheimer's total equity ownership in the Company exceed 24.95% and, to the extent Oppenheimer's total equity ownership in the Company after giving effect to the Restructuring would exceed 24.95%, the number of shares it is obligated to subscribe for and purchase in the Common Stock Purchase shall be reduced accordingly; and provided further that, from the date hereof until the closing date of the Restructuring, Oppenheimer shall not acquire any additional securities of the Company;

provided that, (i) in the event that a case under any chapter of the Bankruptcy Code is commenced by or against the Company as debtor, the obligation of the Purchasers to subscribe for and purchase Common Stock in the Common Stock Purchase shall terminate immediately, in the case of a voluntary filing or, in the case of an involuntary filing, shall be suspended and shall terminate on the thirty-first day following the filing if such proceeding has not been dismissed by such day; and (ii) the obligation of each of the Purchasers to purchase the Common Stock in the Common Stock Purchase is conditioned upon each of the other Purchasers (or Replacement Purchaser under Section 11(b)) fulfilling their respective obligations to purchase Common Stock on the closing date of the Restructuring.

    9.  Effectiveness of this Agreement. The effectiveness of this Agreement,
        -------------------------------
and the respective obligations of the parties under this Agreement, are conditioned upon the receipt of the consent and signature hereto of the Company, Apollo, Blackstone, LCPI, SS/L and Noteholders holding a majority of the aggregate principal amount at maturity of the Senior Secured Discount Notes and a majority of aggregate principal amount of the Senior Secured Notes.

    10.  Amendments to the Restructuring. The Company shall not alter the terms
         -------------------------------
of the Restructuring without the prior written consent of the Required Creditors and the A/B Purchasers; provided however, that the consent of the A/B Purchasers shall not be required for any alteration that affects only the allocation among the Noteholders, LCPI and SS/L of the equity to be received by the Noteholders, LCPI and SS/L pursuant to the Restructuring Term

Sheet; and provided further that, without the prior written consent of each Noteholder and each of LCPI, SS/L and each of the Preferred Holders, there shall be no alteration that adversely affects such party in a manner inconsistent with the other Creditors. Notwithstanding the foregoing, the Company may extend the expiration date of the Exchange Offer to any date not later than March 15, 2003, if at the time of any such extension the conditions to closing set forth in the Exchange Offer shall not have been satisfied or waived as provided in this Agreement.

   11.   Termination of Agreement.  Notwithstanding anything to the contrary set
         ------------------------
forth in this Agreement:

            (a) Unless the Restructuring has been consummated as provided in this Agreement, this Agreement and all of the obligations and undertakings of the parties set forth in this Agreement shall terminate and expire upon the earliest to occur of:

            (i) March 15, 2003 (provided that if a Prepackaged Proceeding is filed as set forth in Section 3(c), such date shall be June 15, 2003), unless extended pursuant to Section 10;

            (ii) receipt of written notice from the Required Creditors of their intent to terminate this Agreement upon the occurrence of a Material Adverse Change;

            (iii) subject to Section 11(b), 10 business days after receipt of written notice from any of Apollo, Blackstone or Oppenheimer of its intent to terminate this Agreement upon the occurrence of a Material Adverse Change;

            (iv) in the event the Minimum Tender Condition is not satisfied upon the expiration of the Exchange Offer, receipt of written notice from Apollo, Blackstone or Oppenheimer of its intention to terminate its obligations under Section 8 of this Agreement, which notice must be provided no later than 5 business days after the expiration of the Exchange Offer;

            (v) a material alteration by the Company of the terms of the Restructuring not permitted under Section 10;

            (vi) receipt of written notice from any of the parties hereto of its intent to terminate this Agreement upon the occurrence of a material breach by any of the other parties hereto of its respective obligations, representations or warranties under this Agreement that is incurable or that is curable and is not cured within 30 days after notice of such breach;

            (vii) receipt of written notice from the Company of its intent to terminate this Agreement upon a determination by the Board of Directors that such termination is in the best interests of the Company;

            (viii) the thirty-first day following the filing of any involuntary bankruptcy or other insolvency proceeding involving the Company, other than the Prepackaged Proceeding contemplated by this Agreement, if such proceeding has not been dismissed by such day;

            (ix) the Prepackaged Proceeding being dismissed or converted to chapter 7; and

            (x) receipt of written notice from the Required Creditors to terminate this Agreement due to the Company's failure to pay the fees and expenses incurred by the parties hereto in connection with the Restructuring;

provided however that the obligations of the Company contained in Sections 13 and 30 shall survive any termination pursuant to this Section 11.

            (b) In the event the Company receives notice from either Apollo or Blackstone (in such capacity, a "Non-Funding Purchaser") of its intention to terminate this Agreement solely pursuant to Section 11(a)(iii), and in the event any other Person (a "Replacement Purchaser"), during the ten business day period following the receipt of such notice, agrees to subscribe for and purchase (on the same terms and conditions) the shares of Common Stock that such Non-Funding Purchaser was obligated to purchase in the Common Stock Purchase, then (i) this Agreement shall not terminate, (ii) such Non-Funding Purchaser shall assign to such Replacement Purchaser all title and interest in the shares of Common Stock and Apollo/Blackstone Warrants it receives in exchange for its Preferred Stock in the Preferred Stock Exchange, and (iii) such Non-Funding Purchaser shall be released from its obligations as a Preferred Holder hereunder and shall have no further obligations under this Agreement other than those described in (ii).

            (c) In the event this Agreement is terminated solely pursuant to
Section 11(a)(iii) and there is no Replacement Purchaser, (i) the Company agrees to grant co-exclusivity to the Informal Creditors' Committee with respect to the filing of a Chapter 11 plan and (ii) each of Apollo and Blackstone agrees that if it is a Non-Funding Purchaser it will not object to any Chapter 11 plan filed on the basis that no distributions are being provided to equity holders.

   12.   Representations and Warranties.  (a)  Each of the signatories to this
         ------------------------------
Agreement represents and warrants to the other signatories to this Agreement that:

        (i) if an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

        (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part;

        (iii) the execution, delivery and performance by it of this Agreement do not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its affiliates or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (B) conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its affiliates is a party or under its certificate of incorporation, bylaws or other governing instruments;

        (iv) the execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with respect to, any Federal, state or other governmental authority or regulatory body, except for (A) the registration under the Securities Act of the shares of the Common Stock to be issued in the Exchange Offer and such consents, approvals, authorizations, registrations or qualifications as may be required under the state securities or Blue Sky laws in connection with the issuance of those shares, (B) the filing with the Commission of a proxy statement in connection with the Proxy Solicitation, (C) such other filings as may be necessary or required by the Commission, (D) the approval of the Federal Communications Commission, if required, and (E) any filings required under the HSR Act;

        (v) assuming the due execution and delivery of this Agreement by each of the other parties hereto, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms; and

        (vi) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

        (b) Each of the Noteholders further represents and warrants to the other signatories to this Agreement that:

        (vii) as of the date of this Agreement, such Noteholder is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount at maturity of the Notes, set forth opposite such Noteholder's name on Schedule B hereto, with the power and authority to vote and dispose of such Notes;

        (viii)such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for such Noteholder to decide to tender its Notes pursuant to the Exchange Offer and to accept the proposed terms of the Prepackaged Plan as set forth in the Restructuring Term Sheet; and

        (ix) as of the date of this Agreement, such Noteholder is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

        (c) Each of the Preferred Holders further represents and warrants to the other signatories to this Agreement that:

        (i) as of the date of this Agreement, such Preferred Holder is the beneficial owner of all of the shares of the Preferred Stock identified on its signature page to this Agreement;

        (ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for it to decide to tender for cancellation and termination all of the Preferred Stock it holds pursuant to the Restructuring and to accept the proposed terms of the Prepackaged Plan as set forth in the Restructuring Term Sheet; and

        (iii) as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement;

        (d) Each of LCPI and SS/L further represents and warrants to the other signatories to this Agreement that:

        (i) as of the date of this Agreement, it is the owner of all the outstanding indebtedness owing under the Lehman Credit Facility and SS/L Credit Agreement, respectively;

        (ii) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information necessary for it to decide to tender for cancellation and termination all the outstanding term loans, and accrued interest thereon, under the Lehman Credit Facility and SS/L Credit Facility, respectively, pursuant to the Restructuring and to accept the proposed terms of the Prepackaged Plan as set forth in the Restructuring Term Sheet; and

        (iii) as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other Person, would prevent it from taking any action required of it under this Agreement.

    13.   Payment of Expenses. The Company hereby agrees to reimburse each of
          -------------------
the parties to this Agreement for all reasonable out-of-pocket fees and expenses incurred in connection with the Restructuring, including but not limited to fees and disbursements of counsel.

    14.   Preparation of Restructuring Documents. Notwithstanding anything to
          --------------------------------------
the contrary contained in this Agreement, the obligations of the signatories to this Agreement shall be subject to the preparation of definitive documents (in form and substance reasonably satisfactory to each of the parties hereto and their respective counsel) relating to the transactions contemplated by this Agreement, including, without limitation, the documents relating to the Exchange Offer, the Prepackaged Plan, the Consent Solicitation, the Preferred Stock Exchange, the Common Stock Purchase, the Proxy Solicitation and each Reorganization Document, which documents shall be in all respects materially consistent with this Agreement (including the Restructuring Term Sheet) and shall include appropriate releases.

     15.  Good Faith. Each of the signatories to this Agreement agrees to
          ----------
cooperate in good faith with each other to facilitate the performance by the parties of their respective obligations hereunder and the purposes of this Agreement. Each of the signatories to this Agreement further agrees to review and comment upon the definitive documents in good faith and, in any event, in all respects consistent with the Restructuring Term Sheet.

     16.  Amendments and Modifications. Except as otherwise expressly provided
          ----------------------------
in this Agreement, this Agreement shall not be amended, modified or supplemented, except in writing signed by the Company, the Required Creditors and the Preferred Holders; provided that, without the prior written consent of each Noteholder and each of LCPI, SS/L and each of the Preferred Holders, there shall be no alteration that adversely affects such party in a manner inconsistent with the other Creditors.

    17.  No Waiver. Each of the signatories to this Agreement expressly
         ---------
acknowledges and agrees that, except as expressly provided in this Agreement, nothing in this Agreement is intended to, or does, in any manner waive, limit, impair or restrict the ability of any party to this Agreement to protect and preserve all of its rights, remedies and interests, including, without limitation, with respect to its claims against and interests in the Company.

    18.  Further Assurances. Each of the signatories to this Agreement hereby
         ------------------
further covenants and agrees to execute and deliver all further documents and agreements and take all further action that may be reasonably necessary or desirable in order to enforce and effectively implement the terms and conditions of this Agreement.

    19.  Complete Agreement. This Agreement, including the Schedules and Annexes
         ------------------
hereto, constitutes the complete agreement between the signatories to this Agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings with respect to the subject matter hereof. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the signatories to this Agreement.

    20.  Notices. All notices, requests, demands, claims and other
         -------
communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, or (b) mailed by first class, registered or certified mail, postage prepaid, or (c) transmitted by overnight courier, or (d) transmitted by telecopy, and in each case, if to the Company, at the address set forth below:

                        Sirius Satellite Radio Inc.
                        1221 Avenue of the Americas, 36th Floor
                        New York, New York 10020
                        Telephone: (212) 584-5100
                        Fax: (212) 584-5353
                        Attention: Patrick L. Donnelly

                  with a copy to:

                        Simpson Thacher & Bartlett
                        425 Lexington Avenue
                        New York, New York 10017
                        Telephone: (212) 455-2000
                        Fax: (212) 455-2500
                        Attention: Gary L. Sellers

                  and

                        Stutman Treister & Glatt
                        3699 Wilshire Boulevard, Suite 900
                        Los Angeles, California 90010

                        Telephone: (213) 251-5160
                        Fax: (213) 251-5288
                        Attention: Frank A. Merola

if to Apollo, Blackstone, LCPI or SS/L, to the address set forth on the applicable signature pages to this Agreement; and

if to a Noteholder, to the address set forth on the signature pages to this Agreement, with a copy to the Noteholders' counsel:

                        Fried, Frank, Harris, Shriver & Jacobson
                        One New York Plaza
                        New York, New York 10004
                        Telephone: (212) 859-8000
                        Fax: (212) 859-4000
                        Attention: Brad Eric Scheler

Notices mailed or transmitted in accordance with the foregoing shall be deemed to have been given upon receipt.

   21.  Governing Law.  This Agreement shall be governed in all respects by the
        -------------
laws of the State of New York, except to the extent such law is preempted by the Federal Bankruptcy Code.

   22.  Jurisdiction. By its execution and delivery of this Agreement, each of
        -----------
the signatories to this Agreement irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought (a) in the United States Bankruptcy Court for the Southern District of New York if the Company has commenced a case under Chapter 11 of the Bankruptcy Code or (b) in a federal or state court of competent jurisdiction in the State of New York located in the Borough of Manhattan if the Company has not commenced a case under Chapter 11 of the Bankruptcy Code. By its execution and delivery of this Agreement, each of the signatories to this Agreement irrevocably accepts and submits itself to the jurisdiction of the United States Bankruptcy Court for the Southern District of New York or a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

   23.  Consent to Service of Process. Each of the signatories to this Agreement
        -----------------------------
irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each of the signatories to this Agreement agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other signatories to this Agreement.

   24.  Specific Performance. It is understood and agreed by each of the
        --------------------
signatories to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance, injunctive, rescissionary or other equitable relief as remedy for any such breach.

   25.  Headings.  The headings of the sections, paragraphs and subsections of
        --------
this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

   26.  Successors and Assigns. This Agreement is intended to bind and inure to
        ----------------------
the benefit of the signatories to this Agreement to this Agreement and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties under this Agreement are, in all respects, several and not joint.

   27.  Counterparts. This Agreement may be executed in one or more
        ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart. Any Noteholder may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

   28.  No Third-Party Beneficiaries.  Unless expressly stated in this
        ----------------------------
Agreement, this Agreement shall be solely for the benefit of the signatories to this Agreement, and no other Person or entity shall be a third-party beneficiary hereof.

   29.  No Solicitations.  This Agreement is not intended to be, and each
        ----------------
signatory to this Agreement acknowledges that it is not, a solicitation of the acceptance or rejection of any Prepackaged Plan of reorganization for the Company pursuant to Section 1125 of the Bankruptcy Code.

   30.  Indemnification Obligations. The Company agrees that it shall fully
        ---------------------------
indemnify (i) each Noteholder, (ii) LCPI, (iii) SS/L, (iv) Apollo, (v) Blackstone and (vi) Oppenheimer and each and every other person by reason of the fact that such person is or was a director, officer, employee, agent, shareholder, counsel, financial advisor or other authorized representative of any of the foregoing (all of the foregoing persons and the entities in (i) through (vi) above, the "Indemnitees") against any claims, liabilities, actions, suits, damages, fines, judgments or expenses (including reasonable attorney's fees), brought or asserted by anyone (other than the Company, the Indemnitees or any entity to whom any of the Indemnitees owe a fiduciary obligation with respect to asserted violations of this Agreement or any other agreement with the Company entered into by such Indemnitee in connection with the Restructuring) arising during the course of, or otherwise in connection with or in any way related to, the negotiation, preparation, formulation, solicitation, dissemination, implementation, confirmation and consummation of the Restructuring, provided, that this indemnity shall not extend to any claims asserted by (i) each Noteholder, (ii) LCPI, (iii) SS/L, (iv) Apollo, (v) Blackstone and (vi) Oppenheimer against any other Indemnitee, and provided, further, that the foregoing indemnification shall not apply to any tax liabilities that result solely from the conversion of such Noteholders' Notes into the equity of the Company as set forth in the Restructuring Term Sheet and any liabilities to the extent arising solely from the gross negligence or willful misconduct of any Indemnitee as determined by a final judgment of a court of competent jurisdiction. If any claim, action or proceeding is brought or asserted against an Indemnitee in respect of which indemnity may be sought from the Company, the Indemnitee shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnitee, and the payment of all expenses. The Indemnitee shall have the right to employ separate counsel in any such claim, action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless and until (a) the Company has agreed to pay the fees and expenses of such counsel, or (b) the Company shall have failed promptly to assume the defense of such claim, action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such claim, action or proceeding or (c) the named parties to any such claim, action or proceeding (including any impleaded parties) include both the Indemnitee and the Company, and the Indemnitee reasonably believes that the joint representation of the Company and the Indemnitee may result in a conflict of interest (in which case, if the Indemnitee notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of the Indemnitee). In addition, the Company shall not effect any settlement or release from liability in connection with any matter for which the Indemnitee would have the right to indemnification from the Company, unless such settlement contains a full and unconditional release of the Indemnitee, or a release of the Indemnitee satisfactory in form and substance to the Indemnitee.

   31.  Consideration. It is hereby acknowledged by each of the signatories to
        -------------
this Agreement that no consideration (other than the obligations of the other parties under this Agreement) shall be due or paid to the parties for their agreement to support the Prepackaged Plan in accordance with the terms and conditions of this Agreement, other than the Company's agreement to use commercially reasonable best efforts to obtain approval of confirmation of the Prepackaged Plan in accordance with the terms and conditions of this Agreement.

                       [SIGNATURES BEGIN ON NEXT PAGE]

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

                                    SIRIUS SATELLITE RADIO INC.



                                    By: /s/ Joseph P. Clayton
                                       --------------------------------
                                       Joseph P. Clayton
                                       President and Chief Executive Officer

      [Signature page to Lock-Up Agreement dated as of October 17, 2002]



                              APOLLO INVESTMENT FUND IV, L.P.

                              By:   Apollo Advisors, IV, L.P., its general
                                    partner

                                    By:   Apollo Capital Management IV, Inc.,
                                          its general partner


                                          By: /s/ Scott Kleinman
                                             ----------------------------
                                                Name:  Scott Kleinman
                                                Title:  Principal


                                          c/o Apollo Management, L.P.
                                          1301 Avenue of the Americas
                                          38th Floor
                                          New York, New York 10019

                                          Number of shares held:

                                            Series A Preferred Stock: 1,653,798
                                            Series B Preferred Stock: 740,326


                              APOLLO OVERSEAS PARTNERS IV, L.P.

                              By:   Apollo Advisors, IV, L.P., its general
                                    partner

                                    By:   Apollo Capital Management IV, Inc.,
                                          its general partner


                                          By: /s/ Scott Kleinman
                                             ----------------------------
                                                Name:  Scott Kleinman
                                                Title:  Principal

                                          c/o Apollo Management, L.P.
                                                               =
                                          1301 Avenue of the Americas
                                          38th Floor
                                          New York, New York  10019

                                          Number of shares held:

                                              Series A Preferred Stock: 88,714
                                              Series B Preferred Stock: 41,222

      [Signature page to Lock-Up Agreement dated as of October 17, 2002]


                              BLACKSTONE CCC CAPITAL PARTNERS L.P.

                              By: Blackstone Management Associates III L.L.C., its general partner


                                          By: /s/ Chinh E. Chu
                                             --------------------------------
                                           Name:  Chinh E. Chu
                                           Title:  Senior Managing Director

                                    c/o The Blackstone Group L.P.
                                    345 Park Avenue
                                    31st Floor
                                    New York, New York  10154

                                    Number of shares held

                                         Series D Preferred Stock: 1,860,405


                              BLACKSTONE CCC OFFSHORE CAPITAL PARTNERS L.P.

                              By: Blackstone Management Associates III L.L.C., its general partner


                                          By: /s/ Chinh E. Chu
                                             --------------------------------
                                           Name:  Chinh E. Chu
                                           Title:  Senior Managing Director

                                    c/o The Blackstone Group L.P.
                                    345 Park Avenue
                                    31st Floor
                                    New York, New York  10154

                                    Number of shares held

                                          Series D Preferred Stock: 336,594

      [Signature page to Lock-Up Agreement dated as of October 17, 2002]


                                    BLACKSTONE FAMILY INVESTMENT PARTNERSHIP
                                    III L.P.

                                    By:   Blackstone Management Associates III
                                          L.L.C., its general partner


                                          By: /s/ Chinh E. Chu
                                             --------------------------------
                                                Name:  Chinh E. Chu
                                                Title:  Senior Managing Director

                                          c/o The Blackstone Group L.P.
                                          345 Park Avenue
                                          31st Floor
                                          New York, New York  10154

                                          Number of shares held

                                               Series D Preferred Stock: 140,234


                                    LJH PARTNERS, L.P.

                                    By:   Lamont Partners LLC, its general
                                          partner


                                          By: /s/ Douglas S. Lure
                                             --------------------------------
                                                 Name:  Douglas S. Lure
                                                 Title:  Managing Member

                                          c/o The Blackstone Group L.P.
                                          345 Park Avenue
                                          31st Floor
                                          New York, New York  10154

                                          Number of shares held

                                                Series D Preferred Stock: 2,343

      [Signature page to Lock-Up Agreement dated as of October 17, 2002]


                                    ROBERT C. FANCH REVOCABLE TRUST


                                          By: /s/ Robert C. Fanch
                                             --------------------------------
                                           Name:  Robert C. Fanch
                                           Title:  Trustee

                                          c/o The Blackstone Group L.P.
                                          345 Park Avenue
                                          31st Floor
                                          New York, New York  10154

                                          Number of shares held

                                               Series D Preferred Stock: 2,343


                                    BCI INVESTMENTS II, LLC


                                          By: /s/ William Bresnan
                                             --------------------------------
                                           Name:  William Bresnan
                                           Title:  Manager

                                          c/o The Blackstone Group L.P.
                                          345 Park Avenue
                                          31st Floor
                                          New York, New York  10154

                                          Number of shares held

                                               Series D Preferred Stock: 1,172

      [Signature page to Lock-Up Agreement dated as of October 17, 2002]



                                    LEHMAN COMMERCIAL PAPER INC.



                                    By: /s/ Steve Hannan
                                       --------------------------------
                                       Name:  Steve Hannan
                                       Title:  Senior Vice President

                                    745 Seventh Avenue
                                    New York, New York 10019

                                    Aggregate principal amount, excluding
                                    accrued interest, of term loans held:
                                    $150,000,000


                                    SPACE SYSTEMS/LORAL, INC.



                                    By: /s/ Richard P. Mastoloni
                                       --------------------------------
                                       Name:  Richard P. Mastoloni
                                       Title:  Vice President and Treasurer

                                    3825 Fabian Way
                                    Palo Alto, California 94303

                                    Aggregate principal amount, excluding
                                    accrued interest, of term loans held:
                                    $50,000,000

      [Signature page to Lock-Up Agreement dated as of October 17, 2002]



                                    CONTINENTAL CASUALTY COMPANY


                                    By: /s/ Dennis R. Hemme
                                       ---------------------------------------
                                       Name:  Dennis R. Hemme
                                       Title:  Vice President

                                    CNA Plaza, 333 S. Wabash Avenue, 23 South
                                    Chicago, Illinois  60685



                                    STONEHILL Institutional Partners, L.P.


                                    By: /s/ John Motulsky
                                       ---------------------------------------
                                       Name:  John Motulsky
                                       Title:  General Partner

                                    885 Third Avenue
                                    30th Floor
                                    New York, New York  10022



                                    STONEHILL OFFSHORE PARTNERS LIMITED

                                    By:   Stonehill Advisors LLC


                                          By: /s/ John Motulsky
                                             ---------------------------------
                                                   Name:  John Motulsky
                                                   Title:  Managing Member

                                    c/o Stonehill Capital Management LLC
                                    885 Third Avenue
                                    30th Floor
                                    New York, NY  10022

      [Signature page to Lock-Up Agreement dated as of October 17, 2002]



                                    REDWOOD CAPITAL MANAGEMENT, LLC


                                    By: /s/ Jonathan Kolatch
                                       ---------------------------------------
                                       Name:  Jonathan Kolatch
                                       Title:  Principal

                                    910 Sylvan Avenue
                                    Suite 130
                                    Englewood Cliffs, New Jersey  07632


                                    FARALLON CAPITAL MANAGEMENT, LLC


                                    By: /s/ William F. Mellin
                                       ---------------------------------------
                                       Name:  William F. Mellin
                                       Title:  Managing Member

                                    One Maritime Plaza
                                    Suite 1325
                                    San Francisco, California  94111


                                    THE HUFF ALTERNATIVE FUND, L.P., on
                                    behalf of itself and affiliates,

                                    By:   Ed Banks, a general partner


                                          By: /s/ Ed Banks
                                             --------------------------------
                                                Name:  Ed Banks
                                                Title:  Partner

                                    67 Park Place
                                    Morristown, New Jersey  07960

         [Signature page to Lock-Up Agreement dated as of October 17, 2002]

                                    DREYFUS HIGH YIELD STRATEGIES FUND*


                                    By: /s/ Gerald Thunelius
                                       ---------------------------------------
                                       Name:  Gerald Thunelius
                                       Title:  Director, Taxable Fixed Income

                                    200 Park Avenue
                                    55th Floor
                                    Attention:  Keith Chan
                                    New York, New York  10166



                                    DREYFUS PREMIER FIXED INCOME FUNDS:
                                    DREYFUS PREMIER HIGH YIELD SECURITIES
                                    FUND**


                                    By: /s/ Gerald Thunelius
                                       ---------------------------------------
                                       Name:  Gerald Thunelius
                                       Title:  Director, Taxable Fixed Income

                                    200 Park Avenue
                                    55th Floor
                                    Attention:  Keith Chan
                                    New York, New York  10166





-----------------------
* The past, present and future trustees, shareholders, officers, employees or agents of Dreyfus High Yield Strategies Fund, a Massachusetts business trust, shall not be individually bound or liable for the matters set forth herein.

** The past, present and future trustees, shareholders, officers, employees or agents of Dreyfus Premier Fixed Income Funds: Dreyfus Premier High Yield Securities Fund, a Massachusetts business trust, shall not be individually bound or liable for the matters set forth herein.

       [Signature page to Lock-Up Agreement dated as of October 17, 2002]


                           OppenheimerFunds, Inc. as investment advisor and
                              not for its own account:

                              ATLAS GLOBAL GROWTH FUND
                              CLARINGTON GLOBAL EQUITY FUND
                              SECURITY BENEFIT LIFE GLOBAL SERIES FUND
                              SECURITY BENEFIT LIFE WORLDWIDE EQUITY
                                  SERIES D/VA
                              CUNA GLOBAL SERIES FUND/VA
                              JNL/OPPENHEIMER GLOBAL GROWTH SERIES VA
                              OPPENHEIMER GLOBAL FUND
                              TD GLOBAL SELECT FUND
                              OPPENHEIMER GLOBAL SECURITIES FUND/VA



                           By: s/s Willam L. Wilby
                              -------------------------------------------
                              William L. Wilby, Senior Vice President

                           c/o OppenheimerFunds, Inc.
                               498 Seventh Avenue
                               New York, New York  10018


                           OppenheimerFunds, Inc. as investment adviser and
                              not for its own account:

                              OPPENHEIMER GLOBAL GROWTH & INCOME FUND


                           By: /s/ Frank V. Jennings
                              -------------------------------------------
                              Frank V. Jennings, Vice President

                           c/o OppenheimerFunds, Inc.
                               498 Seventh Avenue
                               New York, NY 10018

                                                                      SCHEDULE A
                                                                      ----------

            NOTEHOLDERS AND AGGREGATE PRINCIPAL AMOUNT OF NOTES HELD
            --------------------------------------------------------


Continental Caualty Company

Dreyfus High Yield Strategies Fund

Dreyfus Premier Fixed Income Funds:  Dreyfus Premier High Yield Securities Fund

Farallon Capital Management, LLC

Lehman Commercial Paper Inc.

OppenheimerFunds, Inc. (as investment adviser and not for its own account)

Redwood Capital Management, LLC

Stonehill Institutional Partners, L.P.

Stonehill Offshore Partners Limited

The Huff Alternative Fund, L.P.



Aggregate Principal Amount of Senior Secured Discount Notes held by
Noteholders:  $149,292,000.00

Aggregate Principal Amount of Senior Secured Notes held by Noteholders:
$115,549,000.00

Aggregate Principal Amount of Convertible Subordinated Notes held by
Noteholders:  $0.00

                                                                         ANNEX A
                                                                         -------

                            RESTRUCTURING TERM SHEET
                            ------------------------

                 SUMMARY OF TERMS AND CONDITIONS OF FINANCIAL
                 RESTRUCTURING OF SIRIUS SATELLITE RADIO INC.


            This Summary of Terms and Conditions sets forth the principal terms and conditions of a financial restructuring (the "Restructuring Transaction") of the outstanding indebtedness and equity of Sirius Satellite Radio Inc. ("Sirius" or the "Company"), including, without limitation, (i) the 15% Senior Secured Discount Notes due 2007, the 14 1/2% Senior Secured NotES due 2009 and the 8 3/4% Convertible Subordinated Notes due 2009 (collectively, the "Notes", and the holders thereof, collectively, the "Noteholders"), (ii) that certain Deferral Loan Agreement between Sirius and Space Systems/Loral, Inc. ("SS/L") and that certain Term Loan Agreement between Sirius and Lehman Commercial Paper Inc. ("LCPI", and together with SS/L, the "Lenders"), as amended (collectively, the "Loan Agreements") (the Noteholders and Lenders, each a "Creditor"), and (iii) the 9.2% Series A Junior Cumulative Convertible Preferred Stock, the 9.2% Series B Junior Cumulative Convertible Preferred Stock, and the 9.2% Series D Junior Cumulative Convertible Preferred Stock (collectively, the "Preferred Stock").

            The Restructuring Transaction will be effectuated through either an exchange offer (the "Exchange Offer") for the Notes and the loans issued pursuant to the Loan Agreements or a prepackaged Chapter 11 plan of reorganization (the "Prepackaged Plan") described below. The percentage ownerships of Sirius referenced below do not give effect to any shares of Common Stock (as defined below) issued pursuant to management stock options, OEM warrants and upon exercise of the Apollo/Blackstone warrants described below, and assume that 100% of the Company's indebtedness is converted into Common Stock as part of the Exchange Offer. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Lock-Up Agreement.



CREDITORS:                    The Noteholders and the Lenders will, in
                              exchange for 100% of their outstanding debt plus accrued interest through the closing of the Restructuring Transaction, receive their pro rata share of 62% of the common stock of Sirius, par value $0.001 per share (the "Common
                              Stock").

                              Shares of Common Stock will be exchanged pro rata based on the sum of (a) the face amount of the Outstanding Debt and (b) the amount of regular cash interest payments that are accrued but unpaid as of the closing of the Restructuring Transaction.

PREFERRED STOCKHOLDERS:       Holders of the Preferred Stock will, in
                              exchange for 100% of their outstanding
                              interests plus accrued dividends,
                              receive their pro rata share of (a) a number of shares equal to 8% of the number of shares of Common Stock that would be outstanding if 100% of the Company's indebtedness were converted into Common Stock in the Restructuring and (b) warrants to purchase 9.1% of the primary Common
                              Stock, subject to dilution, of which 5.46% of the warrants shall have an exercise price per share of Common Stock equal to the per share price paid by Apollo/Blackstone in the Apollo/Blackstone Purchase and 3.64% of the warrants shall have an exercise price per share of Common Stock equal to the per share price paid by Oppenheimer in the Oppenheimer
                              Purchase, exercisable within two (2) years of the close of the Restructuring Transaction (the
                              "Preferred Stock Exchange").

COMMON STOCKHOLDERS:          Existing holders of Sirius' Common Stock will
                              retain their pro rata share of 8% of the Common
                              Stock.

NEW EQUITY INVESTMENT:        Upon the closing of the Exchange Offer:

                              (i) Oppenheimer Global Growth & Income Fund and/or its subsidiaries and affiliates (collectively, "Oppenheimer") will invest $150 million of new money in Sirius in exchange for a number of shares equal to 17% of the number of shares of Common Stock that would be outstanding if 100% of the Outstanding Indebtedness were converted into Common Stock in the Restructuring (the "Oppenheimer Purchase"), which number of shares shall not be adjusted if less than 100% of the Outstanding Indebtedness converts; and

                              ii) Apollo Management, L.P. and/or its affiliates (collectively, "Apollo") and The Blackstone Group L.P. and/or its affiliates (collectively, "Blackstone", and together with Apollo, "Apollo/Blackstone") will each invest $25 million of new money in Sirius in exchange for a number of shares equal to 5% of the number of shares of Common Stock that would be outstanding if 100% of the Company's indebtedness were converted into Common Stock in the Restructuring (the "Apollo/Blackstone Purchase", and together with the Oppenheimer Purchase, the "Common Stock Purchase"), which number of shares shall not be adjusted if less than 100% of the Outstanding Indebtedness converts, provided that, (i) in the event a case under any chapter of the Bankruptcy Code is commenced by or against the

                              Company as debtor, the obligations of
                              Apollo/Blackstone and Oppenheimer to subscribe for and purchase Common Stock in the Common Stock Purchase shall terminate immediately, in the case of a voluntary filing, or in the case of an involuntary filing, shall be suspended and shall terminate on the thirty-first day following the filing if such proceeding has not been dismissed by such day; and (ii) the obligation of each of the Apollo, Blackstone and Oppenheimer to purchase the Common Stock in the Common Stock Purchase is conditioned upon each of the other purchasers in the Common Stock Purchase (or Replacement Purchaser (as defined below)) fulfilling their respective obligations to purchase Common Stock on the closing date of the Restructuring.

                              In the event the Company receives notice from either Apollo or Blackstone (in such capacity, a "Non-Funding Purchaser") of its intention to terminate the Lock-Up Agreement solely pursuant to a Material Adverse Change and in the event any other Person (a "Replacement Purchaser"), during the ten business day period following the receipt of such notice, agrees to subscribe for and purchase (on the same terms and conditions) the shares of Common Stock that such Non-Funding Purchaser was obligated to purchase in the Common Stock Purchase, then (i) the Lock-Up Agreement shall not terminate, (ii) such Non-Funding Purchaser shall assign to such Replacement Purchaser all title and interest in the shares of Common Stock and Apollo/Blackstone Warrants it receives in exchange for its Preferred Stock in the Preferred Stock Exchange and (iii) such Non-Funding Purchaser shall be released from its obligations as a Preferred Holder under the Lock-Up Agreement and shall have no further obligations under the Lock-Up Agreement other than those described in (ii).

                              In the event the Lock-Up Agreement is terminated by Apollo, Blackstone or Oppenheimer on the basis of a Material Adverse Change, and there is no Replacement Purchaser, (i) the Company agrees to grant co-exclusivity to the Informal Creditors' Committee (or any successor committee) so as to permit the Informal Committee to file a Chapter 11 plan and (ii) each of Apollo and Blackstone agrees that if it is a Non-Funding Purchaser it will not object to any Chapter 11 plan filed on the basis that no distributions are being provided to equity holders.

CORPORATE GOVERNANCE:         On the closing of the Restructuring Transaction
                              a new board of directors, consisting of seven
                              (7) members (the "New Board of Directors"), will be elected. Initially, the New Board of Directors shall be as follows: four (4) members shall be nominated by the Informal Creditors'
                              Committee; one (1) member shall be nominated by Apollo; one (1) member shall be nominated by Blackstone; and one (1) member shall be nominated by the management of Sirius. One of the Informal Creditors' Committee's nominees will be nominated by W.R. Huff Asset
                              Management, L.P. and such nominee shall serve on the Finance Committee of the New Board of Directors. The Apollo/Blackstone nominees will serve on each committee of the New Board of Directors (if legally permitted), provided that such nominees shall not constitute a majority of any such committee.

IMPLEMENTATION OF THE         The Restructuring Transaction will be implemented
RESTRUCTURING TRANSACTION:    pursuant to the Exchange Offer for the Notes and
                              the loans under the Loan Agreements. The effectiveness of the Exchange Offer will be conditioned upon the tender of not less than 97% in aggregate principal amount of the Outstanding Indebtedness and not less than 90% in aggregate principal amount of the Convertible Subordinated Notes (the "Minimum
                              Tender Condition").  Upon the written
                              instruction of the Required Creditors, the Minimum Tender Condition shall be reduced to not less than 90% in aggregate principal amount of the Outstanding Indebtedness (which instruction may lower or eliminate any minimum requirement with respect to the Convertible
                              Subordinated Notes). The Company may not waive the Minimum Tender Condition without the prior consent of the Board of Directors, the Required
                              Creditors, and the Purchasers. For each percentage of total debt that does not tender in the Exchange Offer, each member of the Creditors' Committee may retain an equal percentage of its debt, provided that the total outstanding debt following the Exchange Offer may not exceed the amount permitted by the Minimum Tender Condition. No shares shall be issued to any party in respect of Outstanding
                              Indebtedness that is not tendered for exchange in the Exchange Offer, with the result that the total number of shares outstanding at the completion of the Restructuring Transaction may be less than the number of shares that would have been outstanding if 100% of the Outstanding Indebtedness were converted into
                              Common Stock in the Restructuring.

                              The Exchange Offer will include a simultaneous (1) solicitation of consents (each, a "Consent") to the amendment of the applicable indentures under which the Notes were issued and the Loan Agreements to eliminate all restrictive covenants contained therein (the "Consent Solicitation") and
                              (2) solicitation of acceptances of the Prepackaged Plan to be filed in the United States Bankruptcy Court for the Southern District of New York in the event that the Minimum Tender Condition is not satisfied. All tendering holders of Notes and loans under the Loan Agreements will be deemed to have delivered a Consent with respect to any Notes or loans tendered. All tendering Creditors will also irrevocably agree to vote to accept the Prepackaged Plan.

PROXY SOLICITATION:           Concurrently with the Exchange Offer, Sirius
                              will solicit the consent of its existing stockholders to the issuance of Common Stock in the Restructuring Transaction, a related amendment and restatement of its certificate of incorporation and approval of a new stock option plan (the "Proxy Solicitation").

MANAGEMENT STOCK OPTIONS:     To be determined by the New Board of Directors

CONDITIONS TO CLOSING:        i)  No Material Adverse Change shall have
                              occurred;

                              ii) In connection with the Exchange Offer, the Company shall have received the approval of its existing stockholders to the consummation of the Restructuring Transaction;

                              iii) All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have expired or been terminated; and

                              iv)  Approval of the Federal Communications
                              Commission, if required.

GOVERNING LAW:                New York law